Exhibit 99.1

Bradley Sheares Elected to IMS Health Board of Directors

NORWALK, Conn.--(BUSINESS WIRE)--March 10, 2009--IMS Health (NYSE: RX), the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries, today announced that its Board of Directors has elected Bradley T. Sheares, Ph.D., 52, as a director, effective April 21, 2009.

Dr. Sheares’ career spans more than 20 years in the pharmaceutical industry. Most recently, he served as chief executive officer of Reliant Pharmaceuticals, Inc., a company with integrated sales, marketing and development expertise that marketed a portfolio of branded cardiovascular medicines. Prior to joining Reliant, he held positions of increasing responsibility at Merck & Co., Inc., including president of the U.S. Human Health division, where he was responsible for the company’s portfolio of prescription medicines to treat chronic and acute diseases. Dr. Sheares also was a member of Merck’s management committee, which was responsible for formulating global business strategies, operations management and the development and implementation of corporate policies.

“Dr. Sheares will be an invaluable addition to our Board,” said David R. Carlucci, IMS chairman and chief executive officer. “IMS will benefit greatly from his strategic thinking, as well as his extensive experience in both the commercial and scientific sides of the pharmaceutical industry. Throughout his career, Dr. Sheares has played a leadership role in providing innovative solutions to clients and addressing the complex dynamics affecting healthcare, and we look forward to his insights and perspectives.”

Dr. Sheares is the former chair of the Board of Directors of the National Pharmaceutical Council, which focuses on broadly communicating the economic, clinical and societal value of pharmaceuticals. He serves on the boards of directors of Honeywell International, a diversified technology and manufacturing company; The Progressive Corporation, one of the nation’s largest insurance holding companies; and Covance, a global leader in drug development services.

Dr. Sheares holds a bachelor’s degree in chemistry from Fisk University and earned his doctorate in biochemistry from Purdue University. He completed his postdoctoral training as a Lucille P. Markey Scholar and National Institutes of Health Research Fellow at the Massachusetts Institute of Technology.

About IMS

Operating in more than 100 countries, IMS Health is the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries. With $2.3 billion in 2008 revenue and more than 50 years of industry experience, IMS offers leading-edge market intelligence products and services that are integral to clients’ day-to-day operations, including product and portfolio management capabilities; commercial effectiveness innovations; managed care and consumer health offerings; and consulting and services solutions that improve productivity and the delivery of quality healthcare worldwide. Additional information is available at http://www.imshealth.com.

CONTACT:
IMS Health
Darcie Peck, 203-845-5237
Investor Relations
dpeck@imshealth.com
or
Gary Gatyas, 610-834-4596
Communications
ggatyas@us.imshealth.com